EXHIBIT 16.1

RBSM LLP
NEW YORK, NEW YORK

October 23, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of  Tianli Agritech, Inc..   (the “Company”) Form 8-K dated October 23, 2013, and are in agreement with the statements relating only to RBSM LLP   contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM   LLP